Exhibit (d)(7)

AMENDED AND RESTATED

APPENDIX B

TO THE INVESTMENT MANAGEMENT AGREEMENT

This Amended and Restated Appendix B, as amended August 12, 2020 (“Appendix B”), to the Investment Management Agreement dated October 1, 2016, (the “Agreement”), is effective as of August 12, 2020, and supersedes any prior Appendix B to the Agreement.

FEE SCHEDULE

InvestEd 90 Portfolio

InvestEd 80 Portfolio

InvestEd 70 Portfolio

InvestEd 60 Portfolio

InvestEd 50 Portfolio

InvestEd 40 Portfolio

InvestEd 30 Portfolio

InvestEd 20 Portfolio

InvestEd 10 Portfolio

InvestEd 0 Portfolio

Ivy Investment Management Company will not receive, and will not have any right to, reimbursement from any Fund of Management Fees pursuant to this Investment Management Agreement.